PROSPECTUS
                                                                 October 1, 2001
T. ROWE PRICE


High Yield Fund--Advisor Class


 A higher-risk bond fund that seeks to earn a high level of income and some appreciation. This class of shares is sold only through financial intermediaries.
 The Securities and Exchange Commission has not approved or disapproved these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

T. Rowe Price High Yield Fund, Inc.
  T. Rowe Price High Yield Fund--Advisor Class
Prospectus

October 1, 2001


              ABOUT THE FUND
1
              Objective, Strategy, Risks, and Expenses    1

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              Other Information About the Fund            5

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              Some Basics of
              Fixed-Income                                6
               Investing
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              T. ROWE PRICE

              ACCOUNT
2             INFORMATION
              Pricing Shares and Receiving                8
              Sale Proceeds
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              Useful Information on
              Distributions                               9
              and Taxes
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              Transaction Procedures and                 11
              Special Requirements
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              MORE ABOUT THE FUND
3
              Organization and Management                13

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              Understanding Performance Information      15

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              Investment Policies and Practices          16

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              Financial Highlights                       25

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              INVESTING WITH T. ROWE PRICE
4
              Account Requirements                       27
              and Transaction Information
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              Purchasing Additional Shares               28

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              Rights Reserved by the Fund                28
              s
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 Founded in 1937 by the late Thomas Rowe Price, Jr., T. Rowe Price Associates, Inc., and its affiliates managed $158.6 billion for more than eight million individual and institutional investor accounts as of June 30, 2001.
 Mutual fund shares are not deposits or obligations of, or guaranteed by, any depository institution. Shares are not insured by the FDIC, Federal Reserve, or any other government agency, and are subject to investment risks, including possible loss of the principal amount invested.

 ABOUT THE FUND
 OBJECTIVE, STRATEGY, RISKS, AND EXPENSES
 ----------------------------------------------------------
   A word about the fund's name and structure. The High Yield Fund -Advisor Class is a share class of the T. Rowe Price High Yield Fund. The Advisor Class is not a separate mutual fund. It is sold only through brokers, dealers, banks, insurance companies, and other financial intermediaries that provide various distribution and administrative services.


 What is the fund's objective?

   The fund seeks high current income and, secondarily, capital appreciation.


 What is the fund's principal investment strategy?


   We will normally invest at least 80% of net assets in a widely diversified portfolio of high-yield corporate bonds, often called "junk" bonds, income-producing convertible securities, and preferred stocks. High-yield bonds are rated below investment grade (BB and lower). They generally provide high income in an effort to compensate investors for their higher risk of default, which is the failure to make required interest or principal payments. High-yield bond issuers include small or relatively new companies lacking the history or capital to merit investment-grade status, former blue chip companies downgraded because of financial problems, companies electing to borrow heavily to finance or avoid a takeover or buyout, and firms with heavy debt loads.


   The fund's weighted average maturity generally is expected to be in the 8- to 12-year range. In selecting investments, we rely extensively on T. Rowe Price research analysts. When our outlook for the economy is positive, we may purchase lower-rated bonds in an effort to secure additional income and appreciation potential. When it is less positive, we may gravitate toward higher-rated junk bonds.


   We may also invest in other securities, including futures, options, and swaps, in keeping with the fund's objective.

   The fund may sell holdings for a variety of reasons, such as to adjust the portfolio's average maturity or quality, to shift assets into higher-yielding securities or reduce marginal quality securities.



   3 For details about the fund's investment program, please see the Investment
     Policies and Practices section.

T. ROWE PRICE                                 2
 What are the main risks of investing in the fund?

   This fund could have greater price declines than one that invests primarily in high-quality bonds. Like other bond funds, it is exposed to interest rate risk, but credit risk and other risks may often be more important.

  . Interest rate risk This means that the fund's price is likely to fall when interest rates rise, as shown in Table 3 in this section. Longer-maturity bonds typically decline more than those with shorter maturities.

  . Credit risk This is the potential for price losses caused by credit rating downgrades and defaults. Companies issuing high-yield bonds are not as strong financially as those with higher credit ratings, so the bonds are usually considered speculative investments. These companies are more vulnerable to financial setbacks and recession than more creditworthy companies, which may impair their ability to make interest and principal payments. Therefore, the credit risk for the fund's portfolio increases when the U.S. economy slows or enters a recession.

   The fund may be more vulnerable to interest rate risk if it is focusing on BB rated bonds, since better-quality junk bonds follow the investment-grade market to some extent. But if its focus is on bonds rated B and below, credit risk will probably predominate.

  . Liquidity risk This is the chance that the fund may not be able to sell bonds at desired prices and that large purchases or sales of certain high-yield bond issues may cause substantial price swings.

  . Other risks The entire noninvestment-grade bond market can experience sudden and sharp price swings due to a variety of factors, including changes in economic forecasts, stock market activity, large sustained sales by major investors, a high-profile default, or a change in the market's psychology. This type of volatility is usually associated more with stocks than bonds, but junk bond investors should be prepared for it.


  . Foreign investing risk To the extent the fund holds foreign bonds, it will be subject to special risks whether the bonds are denominated in U.S. dollars or foreign currencies. These risks include potentially adverse political and economic developments overseas, greater volatility, lower liquidity, and the possibility that foreign currencies will decline against the dollar, lowering the value of securities denominated in those currencies and possibly the fund's share price.


   As with any mutual fund, there can be no guarantee the fund will achieve its objective.


   3 The share price and income level of the fund will fluctuate with changing market conditions and interest rate levels. When you sell your shares, you may lose money.

                                             3
 How can I tell if the fund is appropriate for me?

   Consider your investment goals, your time horizon for achieving them, and your tolerance for risk. If you are investing through an intermediary and you are a long-term, risk-oriented investor seeking a high level of current income and some appreciation potential, the High Yield-Advisor Class may be appropriate but should not represent a significant portion of your assets. If you are investing primarily for stability and liquidity, the fund is not appropriate, and you should consider a money market fund.

   The fund can be used in both regular and tax-deferred accounts, such as IRAs.


   3 The fund should not represent your complete investment program or be used for short-term trading purposes.


 How has the fund performed in the past?

   High Yield Fund-Advisor Class began operations on March 31, 2000, and did not have a full calendar year of performance history by December 31, 2000. As a point of comparison, however, the following bar chart and table show calendar year returns for the original class of the High Yield Fund./a/

   The bar chart showing calendar year returns and the average annual total return table indicate risk by illustrating how much returns can differ from one year to the next and over time. Fund past performance is no guarantee of future returns.

   The fund can also experience short-term performance swings, as shown by the best and worst calendar quarter returns during the years depicted in the chart.
LOGO

T. ROWE PRICE                                 4

                      Calendar Year Total Returns
  "91"   "92"   "93"   "94"   "95"   "96"   "97"   "98"   "99"    "00"
 ----------------------------------------------------------------------
 30.90  14.73  21.82  -8.00  15.77  11.58  14.47  4.46   4.18    -3.25
 ----------------------------------------------------------------------


          Quarter ended              Total return

 Best quarter                            3/31/91 10.47%

 Worst quarter                           9/30/98 -4.72%


            The fund's total return for the six months ended 6/30/01 was 3.48%.



 Table 1  Average Annual Total Returns
                                     Periods ended December 31, 2000
                                     1 year     5 years     10 years
 ---------------------------------------------------------------------------
  High Yield Fund                    -3.25%      6.10%       10.11%

  CS First Boston High Yield Index   -5.21       4.51        11.20
  Lipper High Current Yield Funds    -8.38       3.36         9.99
  Average
 ---------------------------------------------------------------------------



 /a/Figures in the bar chart and table include changes in principal value, reinvested dividends, and capital gain distributions, if any. Because the High Yield Fund-Advisor Class has higher expenses than the original class of the High Yield Fund, its performance, had it existed over the periods shown, would have been lower. The original class of the High Yield Fund and the High Yield Fund-Advisor Class share the same portfolio. Shares of the original class of the fund are offered in a separate prospectus.


 What fees or expenses will I pay?

   The numbers in the next table provide an estimate of how much it will cost to operate the Advisor Class for a year. These are costs you pay indirectly because they are deducted from net assets before the daily share price is calculated.



 Table 2  Fees and Expenses of the Advisor Class
                                                        Annual fund operating expenses
                                                 (expenses that are deducted from fund assets)
 ----------------------------------------------------------------------------------------------
  Management fee                                                    0.62%/a/
  Distribution and service (12b-1) fees                             0.25%
  Other expenses                                                   0.13%
  Total annual fund operating expenses                              1.00%/a// /
 ----------------------------------------------------------------------------------------------



 /a/To limit the class's expenses during its initial period of operations, T.
   Rowe Price is contractually obligated to bear any expenses (other than management fees) through December 31, 2001, that would cause the class's ratio of expenses to average net assets to exceed 1.05%. Expenses paid or assumed under this agreement are subject to reimbursement to T. Rowe Price by the fund whenever the class's expense ratio is below 1.05%; however, no reimbursement will be made after December 31, 2003, or if it would result in the expense ratio exceeding 1.05%. Any amounts reimbursed will have the effect of increasing fees otherwise paid by the class.


   Example. The following table gives you a rough idea of how expense ratios may translate into dollars and helps you to compare the cost of investing in this class with that of other mutual funds. Although your actual costs may be higher or

                                             5
   lower, the table shows how much you would pay if operating expenses remain the same, the expense limitation currently in place is not renewed, you invest $10,000, earn a 5% annual return, and hold the investment for the following periods and then redeem:


      1 year      3 years      5 years       10 years
    ----------------------------------------------------
       $102        $318         $552          $1,225
    ----------------------------------------------------





 OTHER INFORMATION ABOUT THE FUND
 ----------------------------------------------------------

 What are the fund's potential rewards?

   The fund may be expected to generate significantly higher income than higher-quality bond funds and to have greater potential for capital appreciation. Because high-yield bonds can be more sensitive to changes in economic growth than interest rates, the fund may outperform high-quality bond funds when the outlook for the economy is positive.


 How does the portfolio manager try to reduce risk?

   Four approaches may mitigate but by no means eliminate risk: 1) rigorous credit research by T. Rowe Price's high-yield bond specialists; 2) extensive diversification, which limits the fund's exposure to any one industry or issuer; 3) variations in the amount of assets invested in other types of securities; and 4) an active sell discipline to reduce marginal quality securities.


 Is the fund a substitute for a money market fund?


   No. Money market funds, which have an average maturity under one year, ordinarily generate lower income in return for stability of net asset value. The fund's total return is expected to fluctuate more than a money market fund's and, as such, it should be viewed as a longer-term and substantially riskier investment.



 What are derivatives and can the fund invest in them?


   A derivative is a financial instrument whose value is derived from an underlying security, such as a stock or bond, or from a market benchmark such as an interest rate index. Many types of investments representing a wide range of risks and potential rewards are derivatives, including conventional instruments such as callable bonds, futures, and options, as well as more exotic investments such as stripped mortgage securities, swaps, and structured notes. Investment managers have used derivatives for many years.


   We invest in derivatives only if the expected risks and rewards are consistent with the fund's objective, policies, and overall risk profile described in this prospectus. We use derivatives in situations where they may enable the fund to

T. ROWE PRICE                                 6
   increase yield, hedge against a decline in principal, invest in other asset classes more efficiently and at a lower cost, or adjust duration.

   We will not invest in any high-risk, highly leveraged derivative that we believe would cause the portfolio to be more volatile than a long-term high yield bond.


 Is there other information I can review before making a decision?

   Investment Policies and Practices in Section 3 discusses various types of portfolio securities the fund may purchase as well as types of management practices the fund may use.


 SOME BASICS OF FIXED-INCOME INVESTING
 ----------------------------------------------------------

 Is a fund's yield fixed or will it vary?

   It will vary. The yield is calculated every day by dividing a fund's net income per share, expressed at annual rates, by the share price. Since both income and share price will fluctuate, a fund's yield will also vary. (Although money fund prices are stable, income is variable.)


 Is yield the same as total return?

   Not for bond funds. A fund's total return is the result of reinvested distributions from income and capital gains and the change in share price for a given period. Income is always a positive contributor to total return and can either enhance a rise in share price or help offset a price decline.


 What is credit quality and how does it affect yield?

   Credit quality refers to a bond issuer's expected ability to make all required interest and principal payments on time. Because highly rated issuers represent less risk, they can borrow at lower interest rates than less creditworthy issuers. Therefore, a fund investing in high-quality securities should have a lower yield than an otherwise comparable fund investing in lower-quality securities.


 What is meant by a bond fund's maturity?

   Every bond has a stated maturity date when the issuer must repay the bond's entire principal value to the investor. However, many bonds are "callable," meaning their principal can be repaid earlier, on or after specified call dates. Bonds are most likely to be called when interest rates are falling because the issuer can refinance at a lower rate, just as a homeowner refinances a mortgage. In that environment, a bond's "effective maturity" is usually its nearest call date. For example, the rate at which homeowners pay down their mortgage principal determines the effective maturity of mortgage-backed bonds.


   A bond mutual fund has no real maturity, but it does have a weighted average maturity and a weighted average effective maturity. Each of these numbers is an average of the stated or effective maturities of the underlying bonds, with each bond's maturity "weighted" by the percentage of fund assets it represents. Some funds target effective maturities rather than stated maturities when computing the average. This provides additional flexibility in portfolio management.


 What is meant by a bond fund's duration?

   Duration is a calculation that seeks to measure the price sensitivity of a bond or a bond fund to changes in interest rates. It is expressed in years, like maturity, but it is a better indicator of price sensitivity than maturity because it takes into account the time value of cash flows generated over the bond's life. Future interest and principal payments are discounted to reflect their present value and then are multiplied by the number of years they will be received to produce a value expressed in years - the duration. "Effective" duration takes into account call features and sinking fund payments that may shorten a bond's life.


   Since duration can also be computed for bond funds, you can estimate the effect of interest rates on share prices by multiplying fund duration by an expected change in interest rates. For example, the price of a bond fund with a duration of five years would be expected to fall approximately 5% if rates rose by one percentage point. (T. Rowe Price shareholder reports show duration.)


   Duration measures only sensitivity to interest rate changes-the dominant source of risk for high-quality bond funds. It does not reflect risk from other sources, such as bond defaults. Therefore, duration may not be as significant an indicator of overall risk for a fund such as this one which invests in noninvestment-grade bonds.


 How is a bond's price affected by changes in interest rates?

   When interest rates rise, a bond's price usually falls, and vice versa. In general, the longer a bond's maturity, the greater the price increase or decrease in response to a given change in rates, as shown in Table 3.



 Table 3  How Interest Rates May Affect Bond Prices
                                         Price of a $1,000 face value bond if interest rates:
  Bond maturity   Coupon                        Increase                                  Decrease
                                   1 point                    2 points             1 point       2 points

  1 year         3.63%              $990                        $981                $1,010        $1,020
  5 years        4.95                957                         917                 1,045         1,092
  10 years       5.41                927                         860                 1,080         1,168
  30 years       5.76                872                         769                 1,159         1,358
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 Coupons reflect yields on Treasury securities as of June 30, 2001. The table may not be representative of price changes for mortgage-backed securities because of prepayments. This is an illustration and does not represent expected yields or share price changes of any T. Rowe Price fund.

 T. ROWE PRICE ACCOUNT INFORMATION

 PRICING SHARES AND RECEIVING SALE PROCEEDS
 ----------------------------------------------------------
   Here are some procedures you should know when investing in shares of the T. Rowe Price Advisor Class.


 How and when shares are priced

   The share price (also called "net asset value" or NAV per share) for each class of shares is calculated at the close of the New York Stock Exchange, normally 4 p.m. ET, each day the New York Stock Exchange is open for business. To calculate the NAV, the fund's assets are valued and totaled, liabilities are subtracted, and each class's proportionate share of the balance, called net assets, is divided by the number of shares outstanding of that class. Market values are used to price fund shares.


 How your purchase, sale, or exchange price is determined

   Advisor Class shares are intended for purchase and may be held only through various third-party intermediaries including brokers, dealers, banks, insurance companies, retirement plan recordkeepers and others. Consult your intermediary to find out about how to purchase, sell, or exchange your shares, cut-off times, and other applicable procedures for these transactions. The intermediary may charge a fee for its services.

   The fund may have an agreement with your intermediary that permits the intermediary to accept orders on behalf of the fund until 4 p.m. ET. In such cases, if your order is received by the intermediary in good form by 4 p.m. ET and transmitted to the fund in accordance with the agreement, it will be priced at the next NAV computed after the intermediary received your order.

   Note: The time at which transactions and shares are priced and the time until which orders are accepted by the fund or an intermediary may be changed in case of an emergency or if the New York Stock Exchange closes at a time other than 4 p.m. ET.

   How proceeds are received
   Normally, the fund transmits proceeds to intermediaries for redemption orders received in good form on either the next or third business day after receipt, depending on the arrangement with the intermediary. Under certain circumstances and when deemed to be in the fund's best interests, proceeds may not be sent for up to seven calendar days after receipt of the redemption order. You must contact your intermediary about procedures for receiving your redemption proceeds.

 USEFUL INFORMATION ON DISTRIBUTIONS AND TAXES
 ----------------------------------------------------------

   3 All net investment income and realized capital gains are distributed to shareholders.


 Dividends and Other Distributions

   Dividend and capital gain distributions are reinvested in additional fund shares in your account unless you select another option on your New Account Form.

   No interest will accrue on amounts represented by uncashed distribution or redemption checks.

   Income dividends
  . The fund declares and pays dividends (if any) annually, with the exception of the Equity Income Fund-Advisor Class, which declares and pays dividends (if any) quarterly.
  . A portion of fund dividends may be eligible for the 70% deduction for dividends received by corporations.

   Capital gains payments
  . A capital gain or loss is the difference between the purchase and sale price of a security.
  . If a fund has net capital gains for the year (after subtracting any capital losses), they are usually declared and paid in December to shareholders of record on a specified date that month. If a second distribution is necessary, it is paid the following year.


 Tax Information

   You should contact your intermediary for the tax information that will be sent to you and reported to the IRS.

   You need to be aware of the possible tax consequences when:

  . You sell fund shares, including an exchange from one fund to another. . The fund makes a distribution to your account.

   Taxes on fund redemptions
   When you sell shares in any fund, you may realize a gain or loss. An exchange from one fund to another is still a sale for tax purposes.

   Taxes on fund distributions
   The tax treatment of a capital gain distribution is determined by how long the fund held the portfolio securities, not how long you held shares in the fund. Short-term (one year or less) capital gain distributions are taxable at the same rate as ordinary income and long-term gains on securities held more than 12 months are taxed at a maximum rate of 20%. If you realized a loss on the sale or

T. ROWE PRICE                                 10

   exchange of fund shares that you held six months or less, your short-term loss must be reclassified to a long-term loss to the extent of any long-term capital gain distribution received during the period you held the shares.


   If the fund qualifies and elects to pass through nonrefundable foreign taxes paid to foreign governments during the year, your portion of such taxes will be reported to you as taxable income. However, you may be able to claim an offsetting credit or deduction on your tax return for those amounts. There can be no assurance that a fund will be able to meet the requirements to pass through foreign income taxes paid.

   Tax consequences of hedging
   For funds investing in foreign securities, distributions resulting from the sale of certain foreign currencies, currency contracts, and debt securities are taxed as ordinary income. Net foreign currency losses may cause monthly or quarterly dividends to be reclassified as a return of capital. Entering into certain options, futures, swaps, and forward foreign exchange contracts and transactions may result in the application of the mark-to-market and straddle provisions of the Internal Revenue Code. These provisions could result in the fund being required to distribute gains on such transactions even though it did not close the contracts during the year or receive cash to pay such distributions. The fund may not be able to reduce its distributions for losses on such transactions to the extent of unrealized gains in offsetting positions.


   3 Distributions are taxable whether reinvested in additional shares or received in cash.

   Tax effect of buying shares before a capital gain or dividend distribution
   If you buy shares shortly before or on the "record date" - the date that establishes you as the person to receive the upcoming distribution - you will receive a portion of the money you just invested in the form of a taxable distribution. Therefore, you may wish to find out a fund's record date before investing. Of course, a fund's share price may, at any time, reflect undistributed capital gains or income and unrealized appreciation, which may result in future taxable distributions. Such distributions can occur even in a year when the fund has a negative return.


   3 The preceding tax information summary does not apply to retirement accounts, such as IRAs, which are not subject to current tax.

 TRANSACTION PROCEDURES AND SPECIAL REQUIREMENTS
 ----------------------------------------------------------
 Purchase Conditions for Intermediaries

   Nonpayment
   If the fund receives a check or ACH transfer that does not clear or the payment is not timely received, the purchase may be canceled. Any losses or expenses incurred by the fund or transfer agent will be the responsibility of the intermediary. The fund and its agents have the right to reject or cancel any purchase, exchange, or redemption due to nonpayment.

   U.S. dollars; type of check
   All purchases must be paid for in U.S. dollars; checks must be drawn on U.S. banks.


 Sale (Redemption) Conditions

   Holds on immediate redemptions: 10-day hold
   If an intermediary sells shares that it just purchased and paid for by check or ACH transfer, the fund will process the redemption but will generally delay sending the proceeds for up to 10 calendar days to allow the check or transfer to clear. (The 10-day hold does not apply to purchases paid for by bank wire.)

   Redemptions over $250,000
   Large sales can adversely affect a portfolio manager's ability to implement a fund's investment strategy by causing the premature sale of securities that would otherwise be held. If, in any 90-day period, you redeem (sell) more than $250,000, or your sale amounts to more than 1% of fund net assets, the fund has the right to pay the difference between the redemption amount and the lesser of the two previously mentioned figures with securities from the fund.


 Excessive Trading


   3 T. Rowe Price may bar excessive traders from purchasing shares.

   Frequent trades in your account or accounts controlled by you can disrupt management of the fund and raise its expenses. To deter such activity, the fund has adopted an excessive trading policy. If you violate our excessive trading policy, you may be barred indefinitely and without further notice from further purchases of T. Rowe Price funds.

   You can make one purchase and one sale or one sale and one purchase involving the same fund within any 120-day period. If you exceed this limit or if you hold fund shares for less than 60 calendar days, you are in violation of our excessive trading policy. Systematic purchases and redemptions are exempt from this policy.

T. ROWE PRICE                                 12

 Signature Guarantees

   An intermediary may need to obtain a signature guarantee in certain situations and should consult its T. Rowe Price Financial Institutions representative.

   A signature guarantee can be obtained from most banks, savings institutions, broker-dealers, and other guarantors acceptable to T. Rowe Price. We cannot accept guarantees from notaries public or organizations that do not provide reimbursement in the case of fraud.

 MORE ABOUT THE FUND
 ORGANIZATION AND MANAGEMENT
 ----------------------------------------------------------

 How is the fund organized?

   The fund was incorporated in Maryland in 1984 and is a "diversified, open-end investment company," or mutual fund. In 2000, the fund issued a separate class of shares known as the Advisor Class. Mutual funds pool money received from shareholders of each class into a single portfolio and try to achieve specified objectives.


   3 Shareholders benefit from T. Rowe Price's 64 years of investment management experience.



 What is meant by "shares"?

   As with all mutual funds, investors purchase shares when they put money in a fund. These shares are part of a fund's authorized capital stock, but share certificates are not issued.

   Each share and fractional share entitles the shareholder to:

  . Receive a proportional interest in income and capital gain distributions of the class.

   The income dividends for the High Yield Fund-Advisor Class shares will generally differ from those of the regular High Yield Fund shares to the extent that the expense ratio of the High Yield Fund-Advisor Class shares differs.

  . Cast one vote per share on certain fund matters, including the election of fund directors, changes in fundamental policies, or approval of changes in the fund's management contract. High Yield Fund-Advisor Class shareholders have exclusive voting rights on matters affecting only the High Yield Fund-Advisor Class shares.


 Do T. Rowe Price funds have annual shareholder meetings?

   The funds are not required to hold annual meetings and, to avoid unnecessary costs to fund shareholders, do not do so except when certain matters, such as a change in fundamental policies, must be decided. In addition, shareholders representing at least 10% of all eligible votes may call a special meeting, if they wish, for the purpose of voting on the removal of any fund director or trustee. If a meeting is held and you cannot attend, you can vote by proxy. Before the meeting, the fund will send you proxy materials that explain the issues to be decided and include instructions on voting by mail or telephone, or on the Internet.

T. ROWE PRICE                                 14
 Who runs the fund?

   General Oversight
   The fund is governed by a Board of Directors that meets regularly to review the fund's investments, performance, expenses, and other business affairs. The Board elects the fund's officers. The majority of Board members are independent of T. Rowe Price Associates, Inc. (T. Rowe Price).


   3 All decisions regarding the purchase and sale of fund investments are made by T. Rowe Price - specifically by the fund's portfolio managers.

   Portfolio Management
   The fund has an Investment Advisory Committee with the following members:
   Mark J. Vaselkiv, Chairman, Andrew M. Brooks, Kim Z. Golden, Paul A. Karpers, Nathaniel S. Levy, Kevin P. Loome, Michael J. McGonigle, William T. Reynolds, Walter P. Stuart III, Thomas E. Tewksbury, and Thea N. Williams. The committee chairman has day-to-day responsibility for managing the fund and works with the committee in developing and executing the fund's investment program. Mr. Vaselkiv was appointed chairman of the fund's committee in 1996. He joined T. Rowe Price in 1988 and has been managing investments in the high-yield bond market since that time.

   The Management Fee
   This fee has two parts - an "individual fund fee," which reflects a fund's particular characteristics, and a "group fee." The group fee, which is designed to reflect the benefits of the shared resources of the T. Rowe Price investment management complex, is calculated daily based on the combined net assets of all T. Rowe Price funds (except the Spectrum Funds, and any institutional, index, or private label mutual funds). The group fee schedule (shown below) is graduated, declining as the asset total rises, so shareholders benefit from the overall growth in mutual fund assets.


   Group Fee Schedule
    0.334%/a/         First $50 billion

    0.305%            Next $30 billion

    0.300%            Next $40 billion

    0.295%            Thereafter
    -------------------------------------



   /a/     Represents a blended group fee rate containing various break points.


   The fund's portion of the group fee is determined by the ratio of its daily net assets to the daily net assets of all the T. Rowe Price funds described previously. Based on combined T. Rowe Price fund assets of over $97 billion at May 31, 2001, the group fee was 0.32%. The individual fund fee is 0.30%.

                                             15
 Distribution, Shareholder Servicing, and Recordkeeping Fees


   High Yield Fund-Advisor Class has adopted a 12b-1 plan under which it pays a fee at the rate of up to 0.25% of its net assets per year to various intermediaries for distribution and servicing of its shares. These payments may be more or less than the costs incurred by the intermediaries. Because the fees are paid from the Advisor Class net assets on an ongoing basis, they will increase the cost of your investment and could result in your paying more than with other types of sales charges. The Advisor Class may also separately compensate intermediaries at a rate of up to 0.10% of net assets per year for various recordkeeping and transfer agent services they perform.




 UNDERSTANDING PERFORMANCE INFORMATION
 ----------------------------------------------------------
   This section should help you understand the terms used to describe fund performance.


 Total Return

   This tells you how much an investment has changed in value over a given time period. It reflects any net increase or decrease in the share price and assumes that all dividends and capital gains (if any) paid during the period were reinvested in additional shares. Therefore, total return numbers include the effect of compounding.

   Advertisements may include cumulative or average annual total return figures, which may be compared with various indices, other performance measures, or other mutual funds.


 Cumulative Total Return

   This is the actual return of an investment for a specified period. A cumulative return does not indicate how much the value of the investment may have fluctuated during the period. For example, an investment could have a 10-year positive cumulative return despite experiencing some negative years during that time.


 Average Annual Total Return

   This is always hypothetical and should not be confused with actual year-by-year results. It smooths out all the variations in annual performance to tell you what constant year-by-year return would have produced the investment's actual cumulative return. This gives you an idea of an investment's annual contribution to your portfolio, provided you held it for the entire period.

T. ROWE PRICE                                 16
 Yield

   The current or "dividend" yield on a fund or any investment tells you the relationship between the investment's current level of annual income and its price on a particular day. The dividend yield reflects the actual income paid to shareholders for a given period, annualized, and divided by the price at the end of the period. For example, a fund providing $5 of annual income per share and a price of $50 has a current yield of 10%. Yields can be calculated for any time period.

   The advertised or SEC yield is found by determining the net income per share (as defined by the Securities and Exchange Commission) earned by a fund during a 30-day base period and dividing this amount by the per share price on the last day of the base period. The SEC yield-also called the standardized yield-may differ from the dividend yield.



 INVESTMENT POLICIES AND PRACTICES
 ----------------------------------------------------------

   This section takes a detailed look at some of the types of fund securities and the various kinds of investment practices that may be used in day-to-day portfolio management. Fund investments are subject to further restrictions and risks described in the Statement of Additional Information.


   Shareholder approval is required to substantively change fund objectives and certain investment restrictions noted in the following section as "fundamental policies." The managers also follow certain "operating policies" which can be changed without shareholder approval. However, significant changes are discussed with shareholders in fund reports. Fund investment restrictions and policies are adhered to at the time of investment. A later change in circumstances will not require the sale of an investment if it was proper at the time it was made.

   Fund holdings of certain kinds of investments cannot exceed maximum percentages of total assets, which are set forth in this prospectus. For instance, fund investments in hybrid instruments are limited to 10% of total assets. While these restrictions provide a useful level of detail about fund investments, investors should not view them as an accurate gauge of the potential risk of such investments. For example, in a given period, a 5% investment in hybrid instruments could have significantly more of an impact on a fund's share price than its weighting in the portfolio. The net effect of a particular investment depends on its volatility and the size of its overall return in relation to the performance of all other fund investments.

                                             17
   Changes in fund holdings, fund performance, and the contribution of various investments are discussed in the shareholder reports sent to you.


   3 Fund managers have considerable leeway in choosing investment strategies and selecting securities they believe will help achieve fund objectives.


 Types of Portfolio Securities

   In seeking to meet its investment objective, the fund may invest in any type of security or instrument (including certain potentially high-risk derivatives described in this section) whose investment characteristics are consistent with its investment program. The following pages describe various types of fund securities and investment management practices.


   Fundamental policy The fund will not purchase a security if, as a result, with respect to 75% of its total assets, more than 5% of its total assets would be invested in securities of a single issuer, or if more than 10% of the outstanding voting securities of the issuer would be held by the fund. These limitations do not apply to the fund's purchase of securities issued or guaranteed by the U.S. government, its agencies, or instrumentalities.


   Bonds

   A bond is an interest-bearing security. The issuer has a contractual obligation to pay interest at a stated rate on specific dates and to repay principal (the bond's face value) on a specified date. An issuer may have the right to redeem or "call" a bond before maturity, and the investor may have to reinvest the proceeds at lower market rates.


   A bond's annual interest income, set by its coupon rate, is usually fixed for the life of the bond. Its yield (income as a percent of current price) will fluctuate to reflect changes in interest rate levels. A bond's price usually rises when interest rates fall, and vice versa, so its yield stays consistent with current market conditions. High-yield bond prices are less directly responsive to interest rate changes than investment-grade issues and may not always follow this pattern.


   Bonds may be unsecured (backed by the issuer's general creditworthiness only) or secured (also backed by specified collateral). Most high-yield "junk" bonds are unsecured. Bonds include asset- and mortgage-backed securities.


   Certain bonds have interest rates that are adjusted periodically. These interest rate adjustments tend to minimize fluctuations in the bonds' principal values. The maturity of those securities may be shortened under certain specified conditions.

   Bonds may be designated as senior or subordinated obligations. Senior obligations generally have the first claim on a corporation's earnings and assets and, in the event of liquidation, are paid before subordinated debt.

T. ROWE PRICE                                 18
   Some specific types of securities the fund may hold from time to time include:

   Zero Coupon Bonds and Pay-in-Kind Bonds
   A zero coupon bond does not make cash interest payments during a portion or all of the life of the bond. Instead, it is sold at a deep discount to face value, and the interest consists of the gradual appreciation in price as the bond approaches maturity. "Zeros" can be an attractive financing method for issuers with near-term cash-flow problems or seeking to preserve liquidity. Pay-in-kind (PIK) bonds pay interest in cash or additional securities, at the issuer's option, for a specified period. Like zeros, they may help a corporation conserve cash flow. PIK prices reflect the market value of the underlying debt plus any accrued interest. Zeros and PIKs can be higher- or lower-quality debt, and both are more volatile than coupon bonds. There is no limit on the fund's investments in these securities.

   The fund is required to distribute to shareholders income imputed to any zero or PIK investments. Such distributions could reduce the fund's reserve position and require the fund to sell securities and incur a gain or loss at a time it may not otherwise want to in order to provide the cash necessary for these distributions.

   Hybrid Instruments
   These instruments (a type of potentially high-risk derivative) can combine the characteristics of securities, futures, and options. For example, the principal amount or interest rate of a hybrid could be tied (positively or negatively) to the price of some commodity, currency, or securities index or another interest rate (each a "benchmark"). Hybrids can be used as an efficient means of pursuing a variety of investment goals, including currency hedging, duration management, and increased total return. Hybrids may or may not bear interest or pay dividends. The value of a hybrid or its interest rate may be a multiple of a benchmark and, as a result, may be leveraged and move (up or down) more steeply and rapidly than the benchmark. These benchmarks may be sensitive to economic and political events, such as commodity shortages and currency devaluations, which cannot be readily foreseen by the purchaser of a hybrid. Under certain conditions, the redemption value of a hybrid could be zero. Thus, an investment in a hybrid may entail significant market risks that are not associated with a similar investment in a traditional, U.S. dollar-denominated bond that has a fixed principal amount and pays a fixed rate or floating rate of interest. The purchase of hybrids also exposes the fund to the credit risk of the issuer of the hybrid. These risks may cause significant fluctuations in the net asset value of the fund.


   3 Hybrids can have volatile prices and limited liquidity, and their use may not be successful.

                                             19
   Operating policy Fund investments in hybrid instruments are limited to 10% of total assets.

   Bond Ratings and High-Yield Bonds
   Larger bond issues are evaluated by rating agencies such as Moody's and Standard & Poor's on the basis of the issuer's ability to meet all required interest and principal payments. The highest ratings are assigned to issuers perceived to be the best credit risks. T. Rowe Price research analysts also evaluate all portfolio holdings, including those rated by an outside agency. Other things being equal, lower-rated bonds have higher yields due to greater risk. High-yield bonds, also called "junk" bonds, are those rated below BBB.

   Table 4 shows the rating scale used by several major rating agencies. T. Rowe Price considers publicly available ratings but emphasizes its own credit analysis when selecting investments.


 Table 4  Ratings of Corporate Debt Securities
                                              Moody's        Standard
                                              Investors      & Poor's       Fitch
                                              Service, Inc.  Corporation    IBCA, Inc.             Definition


                                              --------------------------------------------------------------------------------------
  Long Term                                    Aaa            AAA            AAA                    Highest quality
                                              --------------------------------------------------------------------------------------
                                               Aa             AA             AA                     High quality
                                              --------------------------------------------------------------------------------------
                                               A              A              A                      Upper medium grade
                                              --------------------------------------------------------------------------------------
                                               Baa            BBB            BBB                    Medium grade
                                              --------------------------------------------------------------------------------------
                                               Ba             BB             BB                     Speculative
                                              --------------------------------------------------------------------------------------
                                               B              B              B                      Highly speculative
                                              --------------------------------------------------------------------------------------
                                               Caa            CCC, CC        CCC, CC                Vulnerable to default
                                              --------------------------------------------------------------------------------------
                                               Ca             C              C                      Default is imminent
                                              --------------------------------------------------------------------------------------
                                               C              D              DDD, DD, D             Probably in default
                                              Moody's                       S&P                                 Fitch
  Commercial                                   P-1    Superior quality       A-1+   Extremely strong quality     F-1+   Exceptionall
  Paper                                                                      A-1    Strong quality               F-1    strong
                                                                                                                        quality
                                                                                                                        Very strong
                                                                                                                        quality
                                              --------------------------------------------------------------------------------------
                                               P-2    Strong quality         A-2    Satisfactory quality         F-2    Good credit
                                                                                                                        quality
                                              --------------------------------------------------------------------------------------
                                               P-3    Acceptable quality     A-3    Adequate quality             F-3    Fair credit
                                                                             B      Speculative quality          F-5    quality
                                                                             C      Doubtful quality                    Weak credit
                                                                                                                        quality
 -----------------------------------------------------------------------------------------------------------------------------------

T. ROWE PRICE                                 20
   Other types of securities and investments the fund may buy, but is not limited to, include:

   Common and Preferred Stocks
   Stocks represent shares of ownership in a company. Generally, preferred stock has a specified dividend and ranks after bonds and before common stocks in its claim on income for dividend payments and on assets should the company be liquidated. After other claims are satisfied, common stockholders participate in company profits on a pro-rata basis; profits may be paid out in dividends or reinvested in the company to help it grow. Increases and decreases in earnings are usually reflected in a company's stock price, so common stocks generally have the greatest appreciation and depreciation potential of all corporate securities. While most preferred stocks pay a dividend, preferred stock may be purchased where the issuer has omitted, or is in danger of omitting, payment of its dividend. Such investments would be made primarily for their capital appreciation potential.

   Convertible Securities and Warrants

   Investments may be made in debt or preferred equity securities convertible into, or exchangeable for, equity securities. Traditionally, convertible securities have paid dividends or interest at rates higher than common stocks but lower than nonconvertible securities. They generally participate in the appreciation or depreciation of the underlying stock into which they are convertible, but to a lesser degree. In recent years, convertibles have been developed which combine higher or lower current income with options and other features. Warrants are options to buy a stated number of shares of common stock at a specified price anytime during the life of the warrants (generally, two or more years). Warrants can be highly volatile, have no voting rights, and pay no dividends.


   Operating policy The fund may invest up to 20% of total assets in equity securities, including no more than 10% of net assets in warrants.

   Notes, Loan Participations, and Assignments
   The fund may invest in a company through the purchase or execution of a privately negotiated note representing the equivalent of a loan to the company. Larger loans to corporations or governments, including governments of less developed countries (LDCs), may be shared or syndicated among several lenders, usually banks. The fund could participate in such syndicates, or could buy part of a loan, becoming a direct lender. These loans may often be obligations of companies in financial distress or in default. These investments involve special types of risk, including those of being a lender, reduced liquidity, and in the case of LDC investments, increased credit risk and volatility.

   Operating policy Fund investments in loan participations and assignments are limited to 15% of total assets.

                                             21
   Deferrable Subordinated Securities
   These are securities with long maturities that are deeply subordinated in the issuer's capital structure. They generally have 30-year maturities and permit the issuer to defer distributions for up to five years. These characteristics give the issuer more financial flexibility than is typically the case with traditional bonds. As a result, the securities may be viewed as possessing certain "equity-like" features by rating agencies and bank regulators. However, the securities are treated as debt securities by market participants, and the fund intends to treat them as such as well. These securities may offer a mandatory put or remarketing option that creates an effective maturity date significantly shorter than the stated one. Fund investments will be made in these securities to the extent their yield, credit, and maturity characteristics are consistent with the fund's investment objective and program.

   Private Placements
   These securities are sold directly to a small number of investors, usually institutions. Unlike public offerings, such securities are not registered with the SEC. Although certain of these securities may be readily sold, for example, under Rule 144A, others may be illiquid, and their sale may involve substantial delays and additional costs.

   Operating policy Fund investments in illiquid securities are limited to 15% of net assets.

   Trade Claims

   These are IOUs arising from a business transaction, such as a sale of goods, not from a loan. As a result of the bankruptcy of a company, such claims are typically bought at a discount to their face value, with the size of the discount reflecting the probability of repayment. They may be illiquid and very volatile in price.


   Operating policy Fund investments in trade claims are limited to 5% of total assets.

   Foreign Securities

   Investments may be made in foreign securities. These include nondollar-denominated securities traded outside of the U.S. and dollar-denominated securities of foreign issuers traded in the U.S. (such as Yankee bonds). Such investments increase a portfolio's diversification and may enhance return, but they also involve some special risks, such as exposure to potentially adverse local, political, and economic developments; nationalization and exchange controls; potentially lower liquidity and higher volatility; possible problems arising from accounting, disclosure, settlement, and regulatory practices that differ from U.S. standards; and the chance that fluctuations in foreign exchange rates will decrease the investment's value (favorable changes can increase its value). Income from these

T. ROWE PRICE                                 22

   investments may be subject to foreign withholding taxes. These risks are heightened for investments in developing countries, and there is no limit on the amount of fund foreign investments that may be made in such countries.


   3 Foreign securities increase the fund's diversification and may enhance return, but they involve special risks, especially from developing countries.


   Operating policy The fund may invest up to 20% of its total assets (excluding reserves) in non-U.S. dollar securities, and may invest without limit in U.S. dollar-denominated bonds of foreign issuers.


   Mortgage- and Asset-Backed Securities
   These may take a variety of forms, including conventional mortgage securities, collateralized mortgage obligations (CMOs), interest only securities (IOs), and principal only securities (POs).

   Operating policy The fund will not invest more than 5% of its total assets in these securities.


 Types of Investment Management Practices

   Reserve Position
   A certain portion of fund assets will be held in money market reserves. Fund reserve positions are expected to consist primarily of shares of one or more
   T. Rowe Price internal money market funds. Short-term, high-quality U.S. and foreign dollar-denominated money market securities, including repurchase agreements, may also be held. For temporary, defensive purposes, there is no limit on fund investments in money market reserves. The effect of taking such a position is that the fund may not achieve its investment objective. The reserve position provides flexibility in meeting redemptions, paying expenses, and in the timing of new investments and can serve as a short-term defense during periods of unusual market volatility.

   Fundamental policy If the fund's reserve position should rise to 35% or more of total fund assets, the fund would normally invest more than 25% of its reserves in bank-related securities. While this eventuality is unlikely, it is explained here in accordance with SEC regulations concerning potential asset concentration. Such concentration would increase the fund's exposure to developments within the banking industry, including potential credit losses, but T. Rowe Price believes these risks can be minimized by credit research and the fund's overall asset diversification.

   Borrowing Money and Transferring Assets
   Fund borrowings may be made from banks and other T. Rowe Price funds for temporary emergency purposes to facilitate redemption requests, or for other purposes consistent with fund policies as set forth in this prospectus. Such borrowings may be collateralized with fund assets, subject to restrictions.

                                             23
   Fundamental policy Borrowings may not exceed 33/1//\\/3/\\% of total fund assets.

   Operating policy Fund transfers of portfolio securities as collateral will not be made except as necessary in connection with permissible borrowings or investments, and then such transfers may not exceed 33/1//\\/3/\\% of fund total assets. Fund purchases of additional securities will not be made when borrowings exceed 5% of total assets.

   Futures and Options

   Futures, a type of potentially high-risk derivative, are often used to manage or hedge risk because they enable the investor to buy or sell an asset in the future at an agreed-upon price. Options, another type of potentially high-risk derivative, give the investor the right (where the investor purchases the option), or the obligation (where the investor "writes" or sells the option), to buy or sell an asset at a predetermined price in the future. Futures and options contracts may be bought or sold for any number of reasons, including: to manage its exposure to changes in interest rates, bond prices, and foreign currencies; as an efficient means of adjusting fund overall exposure to certain markets; in an effort to enhance income; to protect the value of portfolio securities; as a cash management tool; and to adjust portfolio duration. Call and put options may be purchased or sold on securities, financial indices, and foreign currencies.

   Futures contracts and options may not always be successful hedges; their prices can be highly volatile; using them could lower fund total return; and the potential loss from the use of futures can exceed a fund's initial investment in such contracts.

   Operating policies Futures: Initial margin deposits and premiums on options used for nonhedging purposes will not exceed 5% of fund net asset value. Options on securities: The total market value of securities covering call or put options may not exceed 25% of fund total assets. No more than 5% of fund total assets will be committed to premiums when purchasing call or put options.

   Swaps
   The fund may enter into interest rate, index, total return, credit and, to the extent it may invest in foreign currency-denominated securities, currency swap agreements. The fund may also enter into options on swap agreements or swap options. All of these agreements are considered derivatives and, in certain cases, high-risk derivatives. Swap agreements are two-party contracts under which the fund and a counterparty, such as a broker or dealer, agree to exchange the returns (or differentials in rates of return) earned or realized on a particular predetermined investment, index, or currency. Swaps and swap options can be used for a variety of purposes, including: to manage fund exposure to changes in interest rates, nondollar securities, and credit quality; as an efficient means of adjust-

T. ROWE PRICE                                 24

   ing fund overall exposure to certain markets; in an effort to enhance income or total return; to protect the value of portfolio securities; as a cash management tool; and to adjust portfolio duration.


   There are risks in the use of swaps and swap options. Interest rate and currency swaps could result in losses if interest rate or currency changes are not correctly anticipated by the fund. Total return swaps could result in losses if the reference index, security, or investments do not perform as anticipated by the fund. Credit default swaps could result in losses if the fund does not correctly evaluate the creditworthiness of the company on which the credit default swap is based. Swaps and swap options may not always be successful hedges; using them could lower fund total return and the other party to a swap agreement could default on its obligations or refuse to cash out the fund's investment at a reasonable price, which could turn an expected gain into a loss.

   Operating policies The fund will not enter into a swap agreement with any single counterparty if the net amount owed or to be received under existing contracts with that party would exceed 5% of fund total assets, or if the net amount owed or to be received by the fund under all outstanding swap agreements will exceed 10% of fund total assets. The total market value of securities covering call or put options may not exceed 25% of fund total assets. No more than 5% of fund total assets will be committed to premiums when purchasing call or put options.


   Managing Foreign Exchange Risk

   Investors in foreign securities may attempt to "hedge" their exposure to potentially unfavorable currency changes. The primary means of doing this is through the use of "forwards"- contracts to exchange one currency for another on some future date at a specified exchange rate. However, futures, swaps, and options on these instruments may also be used. In certain circumstances, a "proxy currency" may be substituted for the currency in which the investment is denominated, a strategy known as "proxy hedging." The fund may also use these instruments to create a synthetic bond issued in one currency, but with the currency component transformed into another currency. If the fund were to engage in any of these foreign currency transactions, they would be used primarily to protect the fund's foreign securities from adverse currency movements relative to the dollar. Such transactions involve the risk that anticipated currency movements will not occur, and the fund's total return could be reduced.

   Operating policy The fund will not commit more than 20% of its total assets to any combination of foreign currency instruments.

                                             25
   Short Sales
   The fund may sell a security short as a hedge against portfolio holdings. In short sales, investors sell borrowed securities in hopes of buying them back later at a lower price. However, if the price rises instead of falls, the investor will lose money when repurchasing the security.

   Operating policy The fund's short sales are limited to situations where the fund owns a debt security of a company and sells short a different type of security issued by the same company, such as common or preferred stock or a senior or junior debt security. The total market value of all securities sold short may not exceed 2% of the fund's net assets.

   Lending of Portfolio Securities

   Fund securities may be lent to broker-dealers, other institutions, or other persons to earn additional income. The principal risk is the potential insolvency of the broker-dealer or other borrower. In this event, a fund could experience delays in recovering its securities and capital losses.


   Fundamental policy The value of loaned securities may not exceed 33/1//\\/3/\\% of total fund assets.

   Portfolio Turnover

   The fund will not generally trade in securities for short-term profits, but, when circumstances warrant, securities may be purchased and sold without regard to the length of time held. A high turnover rate may increase transaction costs, result in additional capital gain distributions, and reduce fund total return. The fund's portfolio turnover rates are shown in the Financial Highlights table.




 FINANCIAL HIGHLIGHTS
 ----------------------------------------------------------

   Table 5, which provides information about the High Yield Fund's-Advisor Class financial history, is based on a single share outstanding throughout the periods shown. The table is part of the class's financial statements, which are included in its annual report and are incorporated by reference into the Statement of Additional Information (available upon request). The total returns in the table represent the rate that an investor would have earned or lost on an investment in the class (assuming reinvestment of all dividends and distributions and no payment of account or (if applicable) redemption fees). The financial statements in the annual report were audited by the fund's independent accountants, PricewaterhouseCoopers LLP.

T. ROWE PRICE                                 26

 Table 5  Financial Highlights
                                3/31/00/*/
                                  through         Year ended May 31
                                  5/31/00               2001
                                                ----------------------------

  Net asset value,
  beginning of period            $ 7.70                $ 7.50
  Income From Investment Operations
  Net investment income            0.12                  0.73
  Net gains or losses on
  securities (both realized
  and unrealized)                 (0.19)                (0.46)
  Total from investment
  operations                      (0.07)                 0.27
  Less Distributions
  Dividends (from net
  investment income)              (0.13)                (0.73)
  Distributions (from
  capital gains)                     --                    --
  Returns of capital                 --                    --
  Total distributions             (0.13)                (0.73)
  Net asset value,
  end of period                  $ 7.50                $ 7.04
  Total return                    (0.90)%                3.86%
  Ratios/Supplemental Data
  Net assets, end of period
  (in thousands)                 $   10                $3,061
  Ratio of expenses to
  average net assets               0.68%/a/              0.92%
  Ratio of net income to
  average net assets              10.01%/a/              9.78%
  Portfolio turnover rate          75.9%/a/              80.1%
 ---------------------------------------------------------------------------



 /a/      Annualized.

 * Inception date.

 INVESTING WITH T. ROWE PRICE
 ACCOUNT REQUIREMENTS AND TRANSACTION INFORMATION
 ----------------------------------------------------------
                                                       Tax Identification Number

The intermediary must provide us with its certified Social Security or tax identification number (TIN). Otherwise, federal law requires the funds to withhold a percentage (currently 30.5%) of dividends, capital gain distributions, and redemptions, and may subject the intermediary or account holder to an IRS fine. If this information is not received within 60 days after the account is established, the account may be redeemed, priced at the NAV on the date of redemption.


 The information in this section is for use by intermediaries only. Shareholders of the Advisor Class should contact their intermediary for information regarding the intermediary's policies on purchasing, exchanging, and redeeming fund shares as well as initial and subsequent investment minimums.
All initial and subsequent investments by intermediaries must be made by bank wire.

Opening a New Account

$2,500 minimum initial investment; $1,000 for retirement plans or gifts or transfers to minors (UGMA/UTMA) accounts

Intermediaries should call Financial Institutional Services for an account number and assignment to a dedicated service representative and give the following wire information to their bank:


Receiving Bank:  PNC Bank, N.A. (Pittsburgh) Receiving Bank ABA#:  043000096
Beneficiary: T. Rowe Price [fund name] Beneficiary Account: 1004397951 Originator to Beneficiary Information (OBI): name of owner(s) and account number

Complete a New Account Form and mail it to one of the appropriate addresses listed below. The intermediaries must also enter into a separate agreement with the fund or its agent.

via United States Postal Service
T. Rowe Price Financial Institution Services P.O. Box 17603 Baltimore, MD 21297-1603

T. ROWE PRICE                                 28
via private carriers/overnight services
T. Rowe Price Financial Institution Services Four Financial Center 4515 Painters Mill Road Owings Mills, MD 21117-4842



 PURCHASING ADDITIONAL SHARES
 ----------------------------------------------------------
$100 minimum purchase; $50 minimum for retirement plans, Automatic Asset Builder, and gifts or transfers to minors (UGMA/UTMA) accounts


                                                                         By Wire
Intermediaries should call Financial Institution Services or use the wire address listed in Opening a New Account.

                                                                Exchange Service
You can move money from one account to an existing identically registered account or open a new identically registered account. Intermediaries should call their Financial Institution Services representative.

                                                                     Redemptions

Unless otherwise indicated, redemption proceeds will be wired to the intermediary-designated bank. Intermediaries should contact their Financial Institution Services representative.




 RIGHTS RESERVED BY THE FUNDS
 ----------------------------------------------------------
T. Rowe Price funds and their agents reserve the following rights: (1) to refuse any purchase or exchange order; (2) to cancel or rescind any purchase or exchange order (including, but not limited to, orders deemed to result in excessive trading, market timing, fraud, or 5% ownership) upon notice to the shareholder within five business days of the trade or if the written confirmation has not been received by the shareholder, whichever is sooner; (3) to freeze any account and suspend account services when notice has been received of a dispute between the registered or beneficial account owners or there is reason to believe a fraudulent transaction may occur; (4) to otherwise modify the conditions of purchase and any services at any time; and (5) to act on instructions

                                             29
believed to be genuine. These actions will be taken when, in the sole discretion of management, they are deemed to be in the best interest of the fund.


In an effort to protect T. Rowe Price funds from the possible adverse effects of a substantial redemption in a large account, as a matter of general policy, no shareholder or group of shareholders controlled by the same person or group of persons will knowingly be permitted to purchase in excess of 5% of the outstanding shares of the fund, except upon approval of the fund's management.

T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202
A fund Statement of Additional Information has been filed with the Securities and Exchange Commission and is incorporated by reference into this prospectus. Further information about fund investments, including a review of market conditions and the manager's recent strategies and their impact on performance, is available in the annual and semiannual shareholder reports. To obtain free copies of any of these documents, call your intermediary.

Fund information and Statements of Additional Information are also available from the Public Reference Room of the Securities and Exchange Commission. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-202-942-8090. Fund reports and other fund information are available on the EDGAR Database on the SEC's Internet site at http://www.sec.gov. Copies of this information may be obtained, after paying a duplicating fee, by electronic request at publicinfo@sec.gov, or by writing the Public Reference Room, Washington D.C. 20549-0102.
1940 Act File No. 811-4119
                                                                E257-040 10/1/01